QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

AMENDMENT NO. 1
TO THE
STROUD ENERGY, INC.
2005 STOCK INCENTIVE PLAN

        Pursuant to the provisions of Section 14.1 thereof, the Stroud Energy, Inc. 2005 Stock Incentive Plan is hereby amended in the following respects only:

        FIRST:    Effective September 23, 2005, Section 2.7 of the Plan is hereby amended by restatement in its entirety to read as follows:

        2.7   "Change of Control" means any of the following events:

          (a)   the acquisition by any "person" (including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding SEI or an existing stockholder of SEI who, upon closing of the Private Placement, holds 5% or more of the Common Stock) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SEI representing more than 50% of the combined voting power of SEI's then outstanding securities entitled to vote generally in the election of directors; or

          (b)   the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were stockholders of SEI immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

          (c)   the sale, lease or disposition (in one or a series of related transactions) by SEI of all or substantially all of SEI's assets (including those of its subsidiaries) to any person or its Affiliates, other than SEI or its Affiliates; or

          (d)   the approval by the Board or the stockholders of SEI of a complete or substantially complete liquidation or dissolution of SEI; or

          (e)   any event similar to the foregoing that the Committee determines in its absolute discretion would, if consummated, materially alter the structure or business SEI.

  Notwithstanding the foregoing, (i) a Change of Control shall not include any acquisition, merger, or reorganization by SEI in which the stockholders of SEI immediately prior to such acquisition, merger, or reorganization will have substantially the same proportionate ownership of common stock of the surviving corporation immediately thereafter or which would be considered a Change of Control only due to the acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by SEI or any parent or subsidiary of SEI, and (ii) a Change of Control shall not include the transactions contemplated by the Combination Agreement, the Private Placement, or the initial public offering of the Common Stock.

        SECOND:    Effective September 23, 2005, Article XIII of the Plan is hereby amended by restatement in its entirety to read as follows:

ARTICLE XIII. CHANGE OF CONTROL

          13.1 Accelerated Vesting.    Except as provided otherwise in an Award Agreement at the time an Award is granted, notwithstanding any provision of this Plan to the contrary, if the stockholders of SEI shall approve a transaction which upon consummation would constitute a Change of Control of SEI, or in the event of any Change of Control of SEI not subject to stockholder approval, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any Award shall be automatically accelerated or waived (assuming with respect to any Performance Awards, all performance criteria and other conditions are achieved or fulfilled to the maximum extent possible) so that:

            (a)   if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Change of Control (the "Change Effective Time"), or

            (b)   if exercise of the Award is required, the Award may be exercised in full at the Change Effective Time;

  provided, however, that with respect to an Award that consists of deferred compensation under Section 409A of the Code, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of SEI or a change in the ownership of a substantial portion of the assets of SEI within the meaning of Section 409A of the Code and Treasury guidance and regulations related to Section 409A of the Code, including but not limited to Notice 2005-1 and such other Treasury guidance or regulations issued after the Effective Date, then delivery of payment with respect to such Award as provided herein shall be delayed until payment may be made to the Participant without negative tax consequences to the Participant under Section 409A of the Code.

          13.2 Assumption of Awards.    In addition to accelerated vesting as provided in Section 13.1, upon a Change of Control where SEI is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised before the Change of Control will be assumed by or replaced with comparable options or rights in the surviving corporation (or a parent of the surviving corporation) in accordance with Section 424(a) of the Code and the regulations thereunder, and other outstanding Awards will be converted into similar awards of the surviving corporation (or a parent of the surviving corporation).

          13.3 Cancellation of Awards.    Notwithstanding the foregoing, if the stockholders of SEI shall approve a transaction which upon consummation would constitute a Change of Control of SEI, or in the event of any Change of Control of SEI not subject to stockholder approval, then the Committee, in its discretion, may, no later than the effective time of such Change of Control, require each Participant holding an Award to surrender such Award in exchange for (i) with respect to each share of Common Stock subject to an Option or SAR (whether or not vested), payment by the Company (or a successor), in cash, of an amount equivalent to the excess of the value of the consideration received for each share of Common Stock by holders of Common Stock in connection with such Change of Control (the "Change of Control Consideration") over the exercise price or grant price per share; (ii) with respect to each share of Common Stock subject to an Award of Restricted Stock Units or Other Incentive Awards, and related Cash Dividend Rights and Dividend Unit Rights (if applicable), payment by the Company (or a successor), in cash, of an amount equivalent to the value of any such Cash Dividend Rights and Dividend Unit Rights plus the value of the Change of Control Consideration for each share covered by the Award, assuming all restrictions or limitations (including risks of forfeiture) have lapsed; and (iii) with respect to a Performance Award, payment by the Company (or a successor), in cash, of an amount equivalent to the value of such Award, as determined by the Committee, taking into account, to the extent applicable, the Change of Control Consideration, and assuming all performance criteria and other conditions to payment of such Awards are achieved or fulfilled to the maximum extent possible. Payments made upon a Change of Control pursuant to this Section shall be made no later than the date on which the Change of Control occurs; provided, however, that with respect to an Award that consists of deferred compensation under Section 409A of the Code, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of SEI or a change in the ownership of a substantial portion of the assets of SEI within the meaning of Section 409A of the Code and Treasury guidance and regulations related to Section 409A of the Code, including but not limited to Notice 2005-1 and such other Treasury guidance or regulations issued after the Effective Date, then delivery of payment with respect to such Award as provided herein shall be delayed until payment may be made to the Participant without negative tax consequences to the Participant under Section 409A of the Code.

        IN WITNESS WHEREOF, this Amendment has been executed on this 7th day of March 2006, but effective as of September 23, 2005.

STROUD ENERGY, INC.
By:	/s/ PATRICK J. NOYES Patrick J. Noyes Chairman of the Board, President and Chief Executive Officer

QuickLinks

  Exhibit 10.7
AMENDMENT NO. 1 TO THE STROUD ENERGY, INC. 2005 STOCK INCENTIVE PLAN
ARTICLE XIII. CHANGE OF CONTROL